PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
July 22, 2024	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES
SECOND QUARTER 2024 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. ("Dynex" or the "Company") (NYSE: DX) reported its second quarter 2024 financial results today. Management will host a call today at 10:00 a.m. Eastern Time to discuss the results and business outlook. Details to access the call can be found below under "Earnings Conference Call."
Financial Performance Summary
•Total economic loss of $(0.31) per common share, or (2.4)% of beginning book value
•Book value per common share of $12.50 as of June 30, 2024
•Comprehensive loss of $(0.18) per common share and net loss of $(0.15) per common share
•Dividends declared of $0.39 per common share for the second quarter
•Raised equity capital of $124.7 million during the second quarter through a public offering of common stock and at-the-market ("ATM") issuances
•Purchased $551.1 million of higher coupon Agency RMBS
•Liquidity of $644.0 million as of June 30, 2024
•Leverage including to-be-announced ("TBA") securities at cost was 7.9 times shareholders' equity as of June 30, 2024

Management Remarks

"Dynex continued to execute on its strategic plan to deliver consistent dividend income with disciplined capital management. We raised capital at attractive levels and are ready to take advantage of the generationally wide spreads in the mortgage market," said Byron L. Boston, Chairman and Co-Chief Executive Officer. "Human capital remains a focus, and we made several key decisions to build for future success."

Earnings Conference Call
As previously announced, the Company's conference call to discuss these results is today at 10:00 a.m. Eastern Time and may be accessed via telephone in the United States by dialing 1-888-330-2022 or internationally by dialing 1-646-960-0690 and providing the ID 1957092 or by live audio webcast by clicking the "Webcast" button in the “Current Events” section on the homepage of the Company's website (www.dynexcapital.com), which includes a slide presentation. To listen to the live conference call via telephone, please dial in at least ten minutes before the call begins. An archive of the webcast will be available on the Company's website approximately two hours after the live call ends.

Consolidated Balance Sheets (unaudited)
($s in thousands except per share data)	June 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$286,132	$119,639
Cash collateral posted to counterparties	123,131	118,225
Mortgage-backed securities (including pledged of $5,788,148 and $5,880,747, respectively)	6,193,139	6,038,948
Due from counterparties	27,379	1,313
Derivative assets	8,461	54,361
Accrued interest receivable	28,323	28,727
Other assets, net	17,037	8,537
Total assets	$6,683,602	$6,369,750

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$5,494,428	$5,381,104
Due to counterparties	49,606	95
Derivative liabilities	2,032	—
Cash collateral posted by counterparties	19,382	46,001
Accrued interest payable	54,567	53,194
Accrued dividends payable	12,785	10,320
Other liabilities	5,539	8,301
Total liabilities	5,638,339	5,499,015

Shareholders’ equity:
Preferred stock	$107,843	107,843
Common stock	747	570
Additional paid-in capital	1,620,355	1,404,431
Accumulated other comprehensive loss	(177,556)	(158,502)
Accumulated deficit	(506,126)	(483,607)
Total shareholders' equity	1,045,263	870,735
Total liabilities and shareholders’ equity	$6,683,602	$6,369,750

Preferred stock aggregate liquidation preference	$111,500	$111,500
Book value per common share	$12.50	$13.31
Common shares outstanding	74,707,776	57,038,247

Consolidated Comprehensive Statements of Income (unaudited)			Six Months Ended
	Three Months Ended
($s in thousands except per share data)	June 30, 2024	March 31, 2024	June 30, 2024
INTEREST INCOME (EXPENSE)
Interest income	$76,054	$71,525	$147,580
Interest expense	(74,767)	(74,717)	(149,484)
Net interest income (expense)	1,287	(3,192)	(1,904)

OTHER GAINS (LOSSES)
Realized loss on sales of investments, net	(1,506)	—	(1,506)
Unrealized loss on investments, net	(41,977)	(70,024)	(112,001)
Gain on derivative instruments, net	41,135	124,635	165,771
Total other (losses) gains, net	(2,348)	54,611	52,264

EXPENSES
General and administrative expenses	(6,642)	(10,880)	(17,523)
Other operating expense, net	(601)	(421)	(1,022)
Total operating expenses	(7,243)	(11,301)	(18,545)

Net (loss) income	(8,304)	40,118	31,815
Preferred stock dividends	(1,923)	(1,923)	(3,847)
Net (loss) income to common shareholders	$(10,227)	$38,195	$27,968

Other comprehensive income:
Unrealized loss on available-for-sale investments, net	(1,786)	(17,268)	(19,054)
Total other comprehensive loss	(1,786)	(17,268)	(19,054)
Comprehensive (loss) income to common shareholders	$(12,013)	$20,927	$8,914

Weighted average common shares-basic	66,954,870	59,008,316	63,003,545
Weighted average common shares-diluted	66,954,870	59,717,332	63,913,156
Net (loss) income per common share-basic	$(0.15)	$0.65	$0.44
Net (loss) income per common share-diluted	$(0.15)	$0.64	$0.44
Dividends declared per common share	$0.39	$0.39	$0.78

Discussion of Second Quarter Results
The Company's total economic loss of $(0.31) per common share for the second quarter of 2024 consisted of a decline in book value of $(0.70) per common share offset by dividends declared of $0.39 per common share. The decline in book value is primarily related to the widening of Agency RMBS spreads to U.S. Treasuries during the second quarter. Though the 10-year U.S. Treasury rate increased during the second quarter of 2024, the impact on the Company's investments was largely offset by gains on the Company's interest rate hedges. Book value was also impacted by $124.7 million of equity raised during the second quarter. The following table summarizes the changes in the Company's financial position during the second quarter of 2024:

($s in thousands except per share data)	Net Changes in Fair Value	Components of Comprehensive Income	Common Book Value Rollforward	Per Common Share (1)
Balance as of March 31, 2024 (1)			$847,032	$13.20
Net interest income		$1,287
Operating expenses		(7,243)
Preferred stock dividends		(1,923)
Changes in fair value:
MBS and loans	$(45,269)
TBAs	(22,985)
U.S. Treasury futures	64,210
Interest rate swaps	(90)
Total net change in fair value		(4,134)
Comprehensive loss to common shareholders			(12,013)
Capital transactions:
Net proceeds from stock issuance (2)			125,568
Common dividends declared			(26,824)
Balance as of June 30, 2024 (1)			$933,763	$12.50
(1)Amounts represent total shareholders' equity less the aggregate liquidation preference of the Company's preferred stock of $111,500.
(2)Net proceeds from common stock issuances includes $124.7 million from ATM issuances and one public offering, and $0.9 million from amortization of share-based compensation, net of grants.

During the second quarter of 2024, the Company added $551.1 million in specified pools of Agency RMBS with coupons of 5.5% or higher, which is expected to drive net interest income higher in the coming months, especially if coupled with a reduction in the Federal Funds rate set by the Federal Reserve. The following table provides detail on the Company's MBS investments, including TBA securities as of June 30, 2024:

	June 30, 2024			March 31, 2024
($ in millions)	Par Value	Fair Value	% of Portfolio	Par Value	Fair Value	% of Portfolio
30-year fixed rate RMBS:
2.0% coupon	$682,622	$543,906	6.1%	$696,233	$559,217	6.8%
2.5% coupon	583,629	485,088	5.5%	598,717	502,714	6.1%
4.0% coupon	340,558	315,611	3.6%	347,937	326,119	4.0%
4.5% coupon	1,387,896	1,317,480	14.9%	1,363,175	1,307,279	15.8%
5.0% coupon	1,996,271	1,941,874	21.9%	2,037,775	2,000,866	24.3%
5.5% coupon	1,073,941	1,066,340	12.0%	885,118	887,012	10.8%
6.0% coupon	288,922	292,118	3.3%	—	—	—%
TBA 4.0%	262,000	240,303	2.7%	262,000	242,974	2.9%
TBA 4.5%	183,000	172,821	2.0%	223,000	212,529	2.6%
TBA 5.0%	275,000	266,310	3.0%	518,000	505,941	6.1%
TBA 5.5%	1,982,000	1,945,775	22.0%	1,250,000	1,244,696	15.1%
TBA 6.0%	37,000	37,142	0.4%	200,000	201,961	2.4%
Total Agency RMBS	$9,092,839	$8,624,768	97.4%	$8,381,955	$7,991,308	96.9%

Agency CMBS	$102,299	$97,482	1.1%	$117,984	$111,762	1.4%
Agency CMBS IO	(1)	116,853	1.3%	(1)	124,484	1.5%
Non-Agency CMBS IO	(1)	16,386	0.2%	(1)	21,105	0.2%
Total	$9,195,138	$8,855,489	100.0%	$8,499,939	$8,248,659	100.0%
(1)CMBS IO do not have underlying par values.

The following table provides detail on the Company's repurchase agreement borrowings outstanding as of the dates indicated:

	June 30, 2024			March 31, 2024
Remaining Term to Maturity	Balance	Weighted Average Rate	WAVG Original Term to Maturity	Balance	Weighted Average Rate	WAVG Original Term to Maturity
($s in thousands)
Less than 30 days	$2,350,410	5.46%	99	$2,440,188	5.48%	58
30 to 90 days	3,015,537	5.47%	89	2,305,208	5.46%	71
91 to 180 days	128,481	5.43%	113	539,312	5.42%	182
Total	$5,494,428	5.46%	94	$5,284,708	5.46%	76
The following table provides information about the performance of the Company's MBS (including TBA securities) and repurchase agreement financing for the second quarter of 2024 compared to the prior quarter:

	Three Months Ended
	June 30, 2024			March 31, 2024
($s in thousands)	Interest Income/Expense	Average Balance (1)(2)	Effective Yield/ Cost of Funds (3)(4)	Interest Income/Expense	Average Balance (1)(2)	Effective Yield/ Cost of Funds (3)(4)
Agency RMBS	$67,927	$6,153,663	4.42%	$64,281	$5,938,131	4.33%
Agency CMBS	792	105,321	2.97%	925	119,286	3.04%
CMBS IO(5)	2,868	146,161	7.25%	2,654	160,261	6.28%
Non-Agency MBS and other	19	1,437	5.00%	22	1,773	4.86%
	71,606	6,406,582	4.46%	67,882	6,219,451	4.36%
Cash equivalents	4,448			3,643
Total interest income	$76,054			$71,525

Repurchase agreement financing	(74,767)	5,410,282	(5.47)%	(74,717)	5,365,575	(5.51)%
Net interest income (expense)/net interest spread	$1,287		(1.01)%	$(3,192)		(1.15)%
(1)Average balance for assets is calculated as a simple average of the daily amortized cost and excludes securities pending settlement if applicable.
(2)Average balance for liabilities is calculated as a simple average of the daily borrowings outstanding during the period.
(3)Effective yield is calculated by dividing interest income by the average balance of asset type outstanding during the reporting period. Unscheduled adjustments to premium/discount amortization/accretion, such as for prepayment compensation, are not annualized in this calculation.
(4)Cost of funds is calculated by dividing annualized interest expense by the total average balance of borrowings outstanding during the period with an assumption of 360 days in a year.
(5)CMBS IO ("Interest only") includes Agency and non-Agency issued securities.

Hedging Portfolio
The Company uses derivative instruments to hedge exposure to interest rate risk arising from its investment and financing portfolio, and some of these derivatives are designated as hedges for tax purposes. As of June 30, 2024, the Company held short positions in 10-year U.S. Treasury futures with a notional amount of $4.6 billion, short positions in 30-year U.S. Treasury futures with a notional amount of $825.0 million, and interest rate swaps with a notional amount of $10.0 million.
Realized gains and losses on interest rate hedges are recognized in GAAP net income in the same reporting period in which the derivative instrument matures or is terminated by the Company, but are not included in the Company's earnings available for distribution ("EAD"), a non-GAAP measure, during any reporting period. On a tax basis, realized gains and losses on derivative instruments designated as hedges for tax purposes are amortized into the Company's REIT taxable income over the original periods hedged by those derivatives. The benefit expected to be recognized in taxable income is estimated to be $25.5 million, or $0.38 per average common share outstanding, for the second quarter of 2024. The Company's remaining estimated net deferred tax hedge gains from its interest rate hedging portfolio was $848.8 million as of June 30, 2024. These hedge gains will be part of the Company's future distribution requirements along with net interest income and other ordinary gains and losses in future periods.
The table below provides the projected amortization of the Company's net deferred tax hedge gains that may be recognized as taxable income over the periods indicated given conditions known as of June 30, 2024; however, uncertainty inherent in the forward interest rate curve makes future realized gains and losses difficult to estimate, and as such, these projections are subject to change for any given period.

Projected Period of Recognition for Remaining Hedge Gains, Net	June 30, 2024
($ in thousands)
Third quarter 2024	$26,687
Fourth quarter 2024	26,784
Fiscal year 2025	107,939
Fiscal year 2026 and thereafter	687,428
$848,838

Non-GAAP Financial Measures
In evaluating the Company’s financial and operating performance, management considers book value per common share, total economic return to common shareholders, and other operating results presented in accordance with GAAP as well as certain non-GAAP financial measures, which include EAD to common shareholders (including per common share) and adjusted net interest income/expense. Management believes these non-GAAP financial measures may be useful to investors because they are viewed by management as a measure of the investment portfolio’s return based on the effective yield of its investments, net of financing costs and, with respect to EAD, net of other normal recurring operating income and expenses. Drop income generated by TBA dollar roll positions, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, is included in these non-GAAP financial measures because management views drop income as the economic equivalent of net interest income (interest income less implied financing cost) on the underlying Agency security from trade date to settlement date. Management also includes periodic interest benefit/cost from its interest rate swaps, which are also included in "gain (loss) on derivatives instruments, net", in adjusted net interest income/expense because interest rate swaps are used by the Company to economically hedge the impact of changing interest rates on its borrowing costs from repurchase agreements, and including periodic interest benefit/cost from interest rate swaps is a helpful indicator of the Company’s total cost of financing in addition to GAAP interest expense. However, these non-GAAP financial measures are not a substitute for GAAP earnings and may not be comparable to similarly titled measures of other REITs because they may not be calculated in the same manner. Furthermore, though EAD is one of several factors management considers in determining the appropriate level of distributions to common shareholders, it should not be utilized in isolation, and it is not an accurate indication of the Company’s REIT taxable income nor its distribution requirements in accordance with the Internal Revenue Code of 1986, as amended.
Reconciliations of the non-GAAP financial measures used in this earnings release to the most directly comparable GAAP financial measures are presented below.

	Three Months Ended
($s in thousands except per share data)	June 30, 2024	March 31, 2024
Comprehensive (loss) income to common shareholders	$(12,013)	$20,927
Less:
Change in fair value of investments, net (1)	45,269	87,292
Change in fair value of derivative instruments, net (2)	(41,351)	(125,903)
EAD to common shareholders	$(8,095)	$(17,684)

Weighted average common shares	66,955	59,008
EAD per common share	$(0.12)	$(0.30)

Net interest income (expense)	$1,287	$(3,192)
Net periodic interest benefit from interest rate swaps	17	—
TBA drop loss (3)	(233)	(1,268)
Adjusted net interest income (expense)	$1,071	$(4,460)
Operating expenses	(7,243)	(11,301)
Preferred stock dividends	(1,923)	(1,923)
EAD to common shareholders	$(8,095)	$(17,684)
(1)Amount includes realized and unrealized gains and losses from the Company's MBS.
(2)Amount includes unrealized gains and losses from changes in fair value of derivatives (including TBAs accounted for as derivative instruments) and realized gains and losses on terminated derivatives and excludes TBA drop income and net periodic interest benefit/cost from interest rate swaps.
(3)TBA drop income/loss is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” "may," "could," "will," "continue" and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release, including statements made in Mr. Boston's quotes, may include, without limitation, statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, management's views on expected characteristics of future investment and macroeconomic environments, central bank strategies, prepayment rates and investment risks, future investment strategies, future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of the Company's investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, ability to find suitable investment opportunities; changes in domestic economic conditions; geopolitical events, such as terrorism, war or other military conflict, including the wars between Russia and the Ukraine and between Israel and Hamas and the related impact on macroeconomic conditions as a result of such conflicts; changes in interest rates and credit spreads, including the repricing of interest-earning assets and interest-bearing liabilities;

the Company’s investment portfolio performance, particularly as it relates to cash flow, prepayment rates and credit performance; the impact on markets and asset prices from changes in the Federal Reserve’s policies regarding purchases of Agency RMBS, Agency CMBS, and U.S. Treasuries; actual or anticipated changes in Federal Reserve monetary policy or the monetary policy of other central banks; adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies including in particular China, Japan, the European Union, and the United Kingdom; uncertainty concerning the long-term fiscal health and stability of the United States; the cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions; the cost and availability of new equity capital; changes in the Company’s use of leverage; changes to the Company’s investment strategy, operating policies, dividend policy or asset allocations; the quality of performance of third-party servicer providers, including the Company's sole third-party service provider for our critical operations and trade functions; the loss or unavailability of the Company’s third-party service provider’s service and technology that supports critical functions of the Company’s business related to the Company’s trading and borrowing activities due to outages, interruptions, or other failures; the level of defaults by borrowers on loans underlying MBS; changes in the Company’s industry; increased competition; changes in government regulations affecting the Company’s business; changes or volatility in the repurchase agreement financing markets and other credit markets; changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments; uncertainty regarding continued government support of the U.S. financial system and U.S. housing and real estate markets, or to reform the U.S. housing finance system including the resolution of the conservatorship of Fannie Mae and Freddie Mac; the composition of the Board of Governors of the Federal Reserve; the political environment in the U.S.; systems failures or cybersecurity incidents; and exposure to current and future claims and litigation. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and other reports filed with and furnished to the Securities and Exchange Commission.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Company Description
Dynex Capital, Inc. is a financial services company committed to ethical stewardship of stakeholders' capital, employing comprehensive risk management and disciplined capital allocation to generate dividend income and long-term total returns through the diversified financing of real estate assets in the United States. Dynex operates as a REIT and is internally managed to maximize stakeholder alignment. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

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